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                                                                      EXHIBIT 11
                                                                      ----------


                    METROTRANS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (in Thousands, Except Per Share Data)

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
                                             For the Years Ended December 31,
                                             --------------------------------
                                             1997           1996        1995
                                             ----           ----        ----
NET INCOME                                  $1,717        $3,319      $3,030
                                            ======        ======      ======

BASIC EARNINGS PER SHARE

      Weighted average common
         shares outstanding                  4,040         4,015       3,985
                                             =====         =====       =====

      Basic earnings per share               $0.43         $0.83       $0.76
                                             =====         =====       =====
DILUTED EARNINGS PER SHARE

      Weighted average common
         Shares outstanding                  4,040         4,015       3,985

      Add - Dilutive effect of outstanding
         options (as determined by the
         application of the treasury stock
         method)                                72            92           8
                                            ------        ------      ------

      Adjusted weighted average common
         shares outstanding                  4,112         4,107       3,993
                                            ======        ======      ======

      Diluted earnings per share            $ 0.42        $ 0.81      $ 0.76
                                            ======        ======      ======

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